Exhibit 99.1

Barnes & Noble Education Reports First Quarter Fiscal Year 2021 Financial Results

Shift to Remote Learning Accelerates Growth of Digital Products, Partially Offsetting Decline from
Temporarily Closed Campus Stores
September 3, 2020, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the first quarter of fiscal year 2021, which ended on August 1, 2020.
The first quarter is historically a low revenue period for the Company, and its fiscal 2021 first quarter results were significantly impacted by the COVID-19 pandemic. As many schools shifted from an on-campus to a remote learning model, the Company was able to serve students through its Custom Store Solutions (“CSS”) model, school branded eCommerce sites, virtual bookstores and digital offerings to ensure students were equipped with their course materials to continue their education, wherever they may be. The COVID-19 impact on higher education remains a fluid situation, and BNED is committed to supporting its campus partners through its flexible offerings and its ability to quickly pivot to ensure uninterrupted service as institutions manage the safety of their campuses.
Financial highlights for the first quarter 2021:
•Consolidated first quarter sales of $204.0 million decreased 36.2%, as compared to the prior year period.
•Consolidated first quarter GAAP net loss of $(46.7) million, compared to a GAAP net loss of $(32.2) million in the prior year period. Consolidated first quarter non-GAAP Adjusted Earnings of $(41.7) million, compared to non-GAAP Adjusted Earnings of $(30.1) million in the prior year period.
•Consolidated first quarter non-GAAP Adjusted EBITDA of $(38.0) million, compared to non-GAAP Adjusted EBITDA of $(25.1) million in the prior year period.

Operational highlights for the first quarter 2021:
•Bartleby® subscribers for the quarter tripled as compared to the prior year, with revenue increasing 100%. Peak spring traffic increased over 10x year-over-year and almost 3x versus peak fall traffic, demonstrating strong student demand for the bartleby ecosystem.
•Expanded its existing strategic partnership with VitalSource® to provide students with increased access to additional learning opportunities through a unique bundle of its bartleby homework help services, bartleby learn™ and bartleby write™. The VitalSource direct-to-student channel will now offer students unique access to the bartleby study bundle™ with the purchase of a qualifying VitalSource eBook.
•Continued roll-out of the Company’s next generation eCommerce platform; expected further roll-out throughout fiscal year 2021 to grow high-margin general merchandise sales.
•Online sales of general merchandise nearly doubled over last year and accounted for 55% of total general merchandise sales, as compared to 9% a year ago.
•BNC First Day® year-over-year revenue increased 156%, benefitting from the accelerated move to digital courseware.
•Increased adoption of BNC First Day Complete, with twelve campus partners utilizing the complete access model in the Fall Term 2020, increasing 3x over last year, with more schools expected to transition to First Day Complete in Spring Term 2021.
•Wholesale revenues increased 11%, benefiting from the shift to the CSS model and lower returns and allowances due to sales mix.

•Supported campus partners in navigating the start of the ongoing fall term, implementing additional safety measures in stores to protect employees and customers and launching new programs such as curbside pickup to enhance the shopping experience.

“As our campus partners continue to navigate the ongoing impacts of the COVID-19 pandemic, the investments we have made in each of our businesses have enabled us to provide valuable solutions to our campus partners during a very challenging time. While our first quarter performance was significantly impacted by COVID-19 related campus store closures, the strategic investments we have made to transform BNED’s platforms and offerings to digital, enabled us to pivot quickly and offer flexible solutions to our campus partners. Increased and immediate demand for these solutions resulted in growth in our BNC Virtual, MBS Wholesale and DSS businesses,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “In particular, with the increased emphasis on digital learning this summer, we saw strong growth in the demand for our bartleby self-study offerings, which experienced increases in subscribers, revenue and traffic. We also leveraged our custom store solutions, virtual bookstore and digital offerings to provide course materials to students utilizing remote learning. This was all made possible by the strategy we are executing, including the related investments we’ve made during the past three years to support our digital growth initiatives. Going forward, and in light of the current environment, we will continue to prudently allocate our capital to maintain the momentum of our growth initiatives, while simultaneously managing our liquidity carefully during this very fluid period.”

“As students begin their fall term, we are exploring new ways to expand distribution of the bartleby ecosystem outside the BNED footprint, as we have done with our recent VitalSource partnership, to ensure all students have access to the on-demand learning support they will need in the upcoming semester,” Mr. Huseby continued. “We have worked closely with our campus partners over the past few months as they have had to make many difficult, yet necessary decisions regarding their campus reopening plans. Whether they bring students back to campus, implement remote learning or a hybrid model, as a result of the investments we have made, we have never been better positioned to serve them through our stores, eCommerce and digital offerings.”

First Quarter Results for 2021
Results for the 13 weeks of fiscal 2021 and fiscal 2020 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks
	Q1 2021	Q1 2020
Total Sales	$204.0	$319.7
Net Loss	$(46.7)	$(32.2)

Non-GAAP(1)
Adjusted EBITDA	$(38.0)	$(25.1)
Adjusted Earnings	$(41.7)	$(30.1)
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Retail sales decreased by $115.9 million, or 42.2%, as compared to the prior year period. Comparable store sales in the Retail segment decreased 42.8% for the quarter representing approximately $106.6 million in revenue. As the majority of campus bookstores remain closed during the quarter and students shifted to remote learning, physical textbook sales declines were partially mitigated by the shift to digital textbook products. BNC’s First Day offering, which offers digital textbooks, grew 156% to $9.1 million during the quarter. The Company’s general merchandise business, which includes clothing and food products, was significantly impacted by the store closures and absence of students on campus, which was somewhat offset by the growth of its online sales.

To mitigate the impact of the sales decline, the Company reduced expenses by $26.8 million, or 32.0%, through furloughs and other cost reduction initiatives.

Retail non-GAAP Adjusted EBITDA for the quarter declined $19.1 million to $(40.6) million, as compared to non-GAAP Adjusted EBITDA of $(21.5) million in the prior year period.

Wholesale Segment Results

Wholesale first quarter sales of $80.3 million increased $8.0 million, or 11.0%, as compared to the prior year period. Sales benefitted from the pivot of more than 300 stores to the MBS Custom Store Solutions model to fill student orders through the MBS warehouse while campus bookstores were closed, as well as fewer returns and allowances resulting from the sales mix.

Wholesale non-GAAP Adjusted EBITDA for the quarter grew to $13.0 million, as compared to non-GAAP Adjusted EBITDA of $10.2 million in the prior year, benefitting from higher sales and lower expenses.

DSS Segment Results

DSS first quarter sales of $5.9 million increased $0.5 million, or 9.3%, as compared to the prior year period. Bartleby subscription revenue increased 100% to $1.4 million, while Student Brands revenue declined 3.9% to $4.5 million.

DSS non-GAAP Adjusted EBITDA was $1.7 million for the quarter, compared to non-GAAP Adjusted EBITDA of $1.0 million in the prior year period, benefitting from sales growth and lower expenses.

Other

Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $5.2 million for the quarter, compared to $5.0 million in the prior period.

Intercompany gross margin eliminations of $6.8 million for the quarter were reflected in non-GAAP Adjusted EBITDA, compared to non-GAAP Adjusted EBITDA of $9.8 million in the prior year period.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Thursday, September 3, 2020 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2021 second quarter results on or about December 3, 2020.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,442 college, university, and K-12 school bookstores, comprised of 772 physical bookstores and 670 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,400 physical bookstores (including our Retail Segment's 772 physical bookstores) and sources and distributes new and used textbooks to our 670 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	August 1, 2020	July 27, 2019
Sales:
Product sales and other	$193,210	$302,227
Rental income	10,804	17,430
Total sales	204,014	319,657
Cost of sales:
Product and other cost of sales	165,765	238,331
Rental cost of sales	7,387	9,669
Total cost of sales	173,152	248,000
Gross profit	30,862	71,657
Selling and administrative expenses	70,043	97,691
Depreciation and amortization expense	14,063	15,879
Impairment loss (non-cash) (a)	—	433
Restructuring and other charges (a)	5,671	1,466
Operating loss	(58,915)	(43,812)
Interest expense, net	2,653	2,532
Loss before income taxes	(61,568)	(46,344)
Income tax benefit	(14,916)	(14,189)
Net loss	$(46,652)	$(32,155)

Loss per common share:
Basic	$(0.96)	$(0.68)
Diluted	$(0.96)	$(0.68)
Weighted average common shares outstanding:
Basic	48,411	47,582
Diluted	48,411	47,582

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	August 1, 2020	July 27, 2019
Percentage of sales:
Sales:
Product sales and other	94.7%	94.5%
Rental income	5.3%	5.5%
Total sales	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	85.8%	78.9%
Rental cost of sales (a)	68.4%	55.5%
Total cost of sales	84.9%	77.6%
Gross profit	15.1%	22.4%
Selling and administrative expenses	34.3%	30.6%
Depreciation and amortization expense	6.9%	5.0%
Impairment loss (non-cash)	—%	0.1%
Restructuring and other charges	2.8%	0.5%
Operating loss	(28.9)%	(13.8)%
Interest expense, net	1.3%	0.8%
Loss before income taxes	(30.2)%	(14.6)%
Income tax benefit	(7.3)%	(4.4)%
Net loss	(22.9)%	(10.2)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	August 1, 2020	July 27, 2019
ASSETS
Current assets:
Cash and cash equivalents	$7,471	$8,222
Receivables, net	107,522	98,547
Merchandise inventories, net	575,246	717,765
Textbook rental inventories	16,482	5,221
Prepaid expenses and other current assets	22,415	18,069
Total current assets	729,136	847,824
Property and equipment, net	94,102	105,902
Operating lease right-of-use assets	320,287	314,355
Intangible assets, net	170,466	189,183
Goodwill	4,700	4,700
Deferred tax assets, net	8,459	—
Other noncurrent assets	33,646	40,457
Total assets	$1,360,796	$1,502,421
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$291,496	$443,134
Accrued liabilities	75,084	75,876
Current operating lease liabilities	131,525	111,155
Short-term borrowings	—	100,000
Total current liabilities	498,105	730,165
Long-term deferred taxes, net	—	598
Long-term operating lease liabilities	209,867	226,534
Other long-term liabilities	45,986	50,270
Long-term borrowings	234,560	74,100
Total liabilities	988,518	1,081,667
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 52,654 and 51,086 shares, respectively; outstanding, 48,633 and 47,607 shares, respectively	526	511
Additional paid-in-capital	734,474	728,651
Accumulated deficit	(329,479)	(276,732)
Treasury stock, at cost	(33,243)	(31,676)
Total stockholders' equity	372,278	420,754
Total liabilities and stockholders' equity	$1,360,796	$1,502,421

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 weeks period are as follows:

Dollars in millions	13 weeks ended
	August 1, 2020	July 27, 2019
Retail Sales
New stores (a)	$7.9	$6.2
Closed stores (a)	(5.1)	(5.6)
Comparable stores (b)	(106.6)	(10.9)
Textbook rental deferral	(6.4)	0.8
Service revenue (c)	(4.7)	(0.5)
Other (d)	(1.0)	(2.4)
Retail Sales subtotal:	$(115.9)	$(12.4)
Wholesale Sales:	$8.0	$(17.6)
DSS Sales	$0.5	$(0.3)
Eliminations (e)	$(8.2)	$12.5
Total sales variance	$(115.6)	$(17.8)
(a) The following is a store count summary for physical stores and virtual stores:

	13 weeks ended
	August 1, 2020		July 27, 2019
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	772	647	772	676
Stores opened	24	40	38	46
Stores closed	24	17	33	8
Number of stores at end of period	772	670	777	714

(b) For Comparable Store Sales details, see below.
(c) Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d) Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e) Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	August 1, 2020		July 27, 2019
Textbooks (Course Materials)	$(11.3)	(10.1)%	$(13.7)	(11.0)%
General Merchandise	(87.6)	(68.3)%	5.9	4.9%
Trade Books	(7.7)	(85.2)%	(1.2)	(11.8)%
Total Comparable Store Sales	$(106.6)	(42.8)%	$(9.0)	(3.5)%

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended
	August 1, 2020	July 27, 2019
Net loss	$(46,652)	$(32,155)
Reconciling items, after-tax (below)	4,936	2,080
Adjusted Earnings (Non-GAAP)	$(41,716)	$(30,075)

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$433
Content amortization (non-cash) (b)	1,164	911
Restructuring and other charges (c)	5,671	1,466
Reconciling items, pre-tax	6,835	2,810
Less: Pro forma income tax impact (d)	1,899	730
Reconciling items, after-tax	$4,936	$2,080

Adjusted EBITDA	13 weeks ended
	August 1, 2020	July 27, 2019
Net loss	$(46,652)	$(32,155)
Add:
Depreciation and amortization expense	14,063	15,879
Interest expense, net	2,653	2,532
Income tax benefit	(14,916)	(14,189)
Impairment loss (non-cash) (a)	—	433
Content amortization (non-cash) (b)	1,164	911
Restructuring and other charges (c)	5,671	1,466
Adjusted EBITDA (Non-GAAP)	$(38,017)	$(25,123)

(a) During the 13 weeks ended July 27, 2019, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 13 weeks ended August 1, 2020 and July 27, 2019, we recognized restructuring and other charges totaling $5,671 and $1,466, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, and shareholder activist activities.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended
	August 1, 2020	July 27, 2019
Adjusted EBITDA (non-GAAP)	$(38,017)	$(25,123)
Less:
Capital expenditures (a)	7,055	8,309
Cash interest paid	1,960	1,610
Cash taxes paid (refund)	5,937	(6,598)
Free Cash Flow (non-GAAP)	$(52,969)	$(28,444)

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended
	August 1, 2020	July 27, 2019
Physical store capital expenditures	$3,137	$3,518
Product and system development	2,325	3,342
Content development costs	1,076	685
Other	517	764
Total Capital Expenditures	$7,055	$8,309

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended
	August 1, 2020	July 27, 2019
Sales
Retail	$158,776	$274,656
Wholesale	80,294	72,309
DSS	5,872	5,374
Eliminations	(40,928)	(32,682)
Total	$204,014	$319,657

Gross profit
Retail (b)	$16,345	$62,323
Wholesale	16,757	14,918
DSS (b)	5,700	5,141
Eliminations	(6,776)	(9,814)
Total	$32,026	$72,568

Selling and administrative expenses
Retail	$56,985	$83,815
Wholesale	3,791	4,759
DSS	4,036	4,113
Corporate Services	5,244	5,007
Eliminations	(13)	(3)
Total	$70,043	$97,691

Adjusted EBITDA (Non-GAAP) (c)
Retail	$(40,640)	$(21,492)
Wholesale	12,966	10,159
DSS	1,664	1,028
Corporate Services	(5,244)	(5,007)
Eliminations	(6,763)	(9,811)
Total	$(38,017)	$(25,123)

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For the 13 weeks ended August 1, 2020, the Retail Segment and DSS Segment gross margin excludes $210 and $954, respectively, of amortization expense (non-cash) related to content development costs.

For the 13 weeks ended July 27, 2019, the Retail Segment and DSS Segment gross margin excludes $184 and $727, respectively, of amortization expense (non-cash) related to content development costs.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended
	August 1, 2020	July 27, 2019
Gross margin
Retail	10.3%	22.7%
Wholesale	20.9%	20.6%
DSS	97.1%	95.7%
Elimination	16.6%	30.0%
Total gross margin	15.7%	22.7%

Selling and administrative expenses
Retail	35.9%	30.5%
Wholesale	4.7%	6.6%
DSS	68.7%	76.5%
Corporate Services	N/A	N/A
Elimination	N/A	N/A
Total selling and administrative expenses	34.3%	30.6%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 2, 2020 filed with the SEC on July 14, 2020, which includes consolidated financial statements for each of the three years for the period ended May 2, 2020 (Fiscal 2020, Fiscal 2019, and Fiscal 2018).

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 2, 2020. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.